UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 14, 2010 (January 11, 2010)
Universal Biosensors, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-52607 (Commission File Number)	98-0424072 (I.R.S. Employer Identification No.)
1 Corporate Avenue,
Rowville, 3178, Victoria
Australia
(Address of principal executive offices) (Zip code)
+61 3 9213 9000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Resignation of Director
On January 11, 2010, Charles Kiefel resigned as a director of Universal Biosensors, Inc. (the “Company”) effective immediately.
(d) Election of Director
On January 11, 2010, the Company’s board of directors appointed Marshall A. Heinberg as a director of the Company. As of the date of this report, Mr. Heinberg has not been appointed, and there is no plan to appoint him, to any committees of the board of directors. There are no arrangements or understandings between Mr. Heinberg and other persons pursuant to which Mr. Heinberg was selected as a director. There were no transactions, since the beginning of the Company’s last fiscal year, nor are there any currently proposed transactions, in which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeded or exceeds $120,000, and in which Mr. Heinberg or any immediate family member of Mr. Heinberg had, or will have, a direct or indirect material interest.
The Company has entered or will enter into an indemnification agreement with Mr. Heinberg (the “Agreement”) pursuant to which the Company will, subject to the relevant limitations imposed by applicable law, indemnify Mr. Heinberg for certain expenses, judgments, fines and settlement amounts incurred by him in connection with his service as a director of the Company or its subsidiaries. The Agreement is in the form of the standard indemnification agreement the Company enters into with all directors, a copy of which is included as Exhibit 10.3 to the Form 10 filed on April 30, 2007. Mr. Heinberg will receive the standard annual remuneration and expense reimbursement payable to directors of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL BIOSENSORS, INC. (Registrant)
By:	/s/ Salesh Balak
Salesh Balak
Chief Financial Officer

Date: January 14, 2010